Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
May 10, 2018		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corp. Releases Third Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its third quarter results for the quarter ended March 31, 2018.

Sales for the third quarter were $4,326,674, which is a 9.37% decrease from sales of $4,773,915 for the same three month period one year ago. The three month net loss was $812,868, compared to a net loss of $1,117,582 for the third quarter last year. Diluted and basic loss per common share for the quarter was $0.11 compared to $0.15 for the three month period one year ago.

"Sales were soft in the third quarter as distributors in Europe significantly reduced their orders compared to the same period last year," Michael J. Koss Chairman and CEO said today. "The decline in export sales was partially offset by stronger sales in the domestic market, driven by increased sales to mass retail. Despite these challenges, controlled spending allowed us to reduce the net loss compared to the third quarter last year."

The results for the three months ended March 31, 2017 also included a charge to earnings to write down the inventory value on a group of close-out products.

Sales for the nine months ended March 31, 2018, decreased 8.6% from $17,810,418 in the same period last year to $16,277,181 in the current year. The nine month net loss was $3,733,089 compared to $893,259 for the same period last year. Diluted and basic loss per common share was $0.51 for the nine months ended March 31, 2018 compared to $0.12 for the same nine month period one year ago.

"Controlled spending has also reduced the loss before income tax for the first nine months compared to last year," Koss continued, "but the write-down of deferred tax assets to the new federal statutory rate as well as an increase in the valuation allowance for deferred tax assets in the second quarter drove an increase in tax expense for the nine months ended March 31, 2018. This caused the increased net loss compared to the same nine month period one year ago."

…

Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.

Exhibit 99.1

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2018	2017	2018	2017
Net sales	$4,326,674	$4,773,915	$16,277,181	$17,810,418
Cost of goods sold	3,363,121	3,823,613	11,753,719	12,711,146
Gross profit	963,553	950,302	4,523,462	5,099,272

Selling, general and administrative expenses	1,772,560	1,965,698	5,220,570	5,728,860
Unauthorized transaction related (recoveries) costs, net	(1,265)	39,663	(17,445)	73,759
Interest expense	—	—	5,218	964
(Loss) before income tax provision	(807,742)	(1,055,059)	(684,881)	(704,311)

Income tax provision	5,126	62,523	3,048,208	188,948

Net (loss)	$(812,868)	$(1,117,582)	$(3,733,089)	$(893,259)

(Loss) per common share:
Basic	$(0.11)	$(0.15)	$(0.51)	$(0.12)
Diluted	$(0.11)	$(0.15)	$(0.51)	$(0.12)